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                        ULTIMATE FRANCHISE SYSTEMS, INC.
                              ARTICLES OF AMENDMENT

         ULTIMATE FRANCHISE SYSTEMS, INC., a Colorado corporation (the "Company") having its principal office at 1991 South Lincoln Street, Denver, Colorado 80210, (herein referred to as the "Corporation") hereby certifies to the Secretary of State that:

         FIRST: The Articles of Incorporation are hereby amended by deleting in its entirety Article V and substituting therein the following Article V:

                            ARTICLE V CAPITALIZATION

         The total number of shares of capital stock which the Corporation has the authority to issue is one hundred ten million (110,000,000). The total number of shares of common stock which the Corporation is authorized to issue is one hundred million (100,000,000) with no par value. The total number of shares of preferred stock which the Corporation is authorized to issue is ten million (10,000,000) with no par value. The voting powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the preferred stock, in one or more series, shall be fixed by one or more resolutions providing for the issuance of such stock adopted by the Corporation's board of directors (the "Board of Directors"), in accordance with the provisions of the Colorado Business Corporation Act and the Board of Directors is expressly vested with authority to adopt one or more such resolutions.

         SECOND: The above amendment to the Articles of Incorporation was duly adopted by the shareholders of the Corporation pursuant to Section 7-110-106 of the Colorado Business Corporation Act on December 28, 2000 to be effective as of December 28, 2000. The number of shares cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.

         IN WITNESS WHEREOF, ULTIMATE FRANCHISE SYSTEMS, INC. has caused these presents to be signed in its name and on its behalf by its president on the 28th day of December, 2000, and its president acknowledges that these Articles of Amendment are the act and deed of Ultimate Franchise Systems, Inc., and under penalty or perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

                                                ULTIMATE FRANCNISE SYSTEMS, INC.

                                                By: /s/ Chris Swartz
                                                    ---------------------------
                                                    Chris Swartz, President